Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL ANNOUNCES ORGANIZATIONAL CHANGES TO BETTER ALIGN BUSINESS WITH

MARKET OPPORTUNITIES

ST. LOUIS, August 8, 2018 – Stifel Financial Corp. (NYSE: SF) today announced a number of organizational changes that will better align the firm’s management structure with its ongoing growth strategies. Effective August 7, 2018, David Sliney was appointed Chief Operating Officer, and Jim Marischen was appointed Chief Financial Officer. Mr. Marischen will take over the CFO role from James Zemlyak, who will now focus exclusively on leading the firm’s Global Wealth Management business, which he has been the head of since 2011. Mr. Zemlyak will remain Co-President of Stifel Financial Corp. with Victor Nesi, who will continue to lead Stifel’s Institutional Group.

“As we look toward our future, we need to continue developing our organizational structure in order to ensure continued success,” said Ron Kruszewski, Chairman and CEO of Stifel Financial Corp. “With these appointments, we’ve better aligned our talented management team with our businesses, enabling Stifel to continue on a strong growth trajectory.”

“Global Wealth Management is our largest and most profitable business unit,” said Mr. Kruszewski. “Over the past eight years, under Jim Zemlyak’s guidance, this business has increased its total client assets by nearly 150%, and our balance sheet has increased by 400%. Given Jim’s successful track record and the importance of our wealth management franchise to the future growth of the firm, I’m highly optimistic about what we can accomplish with Jim’s focus exclusively on wealth management.”

As part of the announced organizational changes, Mr. Sliney’s appointment as Chief Operating Officer of Stifel Financial Corp. will give him oversight of technology, operations, and platform development. This is the latest step in Mr. Sliney’s long and distinguished career at Stifel, which he started in 1992. Since 2003, he has served as Senior Vice President of Strategic Planning, Technology, and Operations at Stifel Financial Corp. Prior to that role, Mr. Sliney worked in the firm’s Equity Syndicate department and as a trader in the Fixed Income department.

“The growth and success of Stifel’s business over the past two decades would not have been possible without David’s significant contributions,” said Mr. Kruszewski. “Not only has he played a key role in the strategic direction of the firm over the past 20 years, but David has overseen the integration of our acquisitions as well as the development of our technology and back-office systems.”

Mr. Marischen will take over the CFO role from Mr. Zemlyak, who had served as CFO since 1999. As CFO, Mr. Marischen has principal authority over accounting matters. He most recently served as Stifel Financial Corp.’s Chief Accounting Officer and Chief Risk Officer with responsibilities including oversight of corporate accounting, financial planning and analysis, tax, treasury, and enterprise risk management. Prior to his roles as CAO and CRO, which he assumed in 2015, he was Chief Financial Officer of Stifel Bank & Trust from 2008 through 2015. Prior to joining Stifel, he worked in public accounting at KPMG.

“Jim has played an integral role in the build-out of our finance department over the past decade,” said Mr. Kruszewski. “As Stifel has grown into a premier mid-sized investment bank and wealth management firm, the development of our risk management and finance departments has been paramount to our success. Jim’s role in leading these operations gives him the experience and understanding to be a highly effective CFO.”

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Century Securities Associates, Inc., and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit www.stifel.com.

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Investor Relations Contact

Joel Jeffrey, (212) 271-3610

investorrelations@stifel.com

Media Relations Contact

Neil Shapiro, (212) 271-3447

shapiron@stifel.com